As Filed with the Securities and Exchange Commission on January 23, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________

TALK AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in charter)

                        Delaware    23-2827736
                        (State or other jurisdiction of   (I.R.S. Employer Identification No.)
                                        incorporation or organization)

6805 Route 202
New Hope, Pennsylvania 18938
(215) 862-1500
(Address of principal executive offices)

Talk America Executive Nonqualified Savings Plan
(Full title of the plan)

Aloysius T. Lawn, IV
Executive Vice President - General Counsel and Secretary
Talk America Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938
(Name and address of agent for service)

(215) 862-1500

(Telephone number, including area code, of agent for service)

_______________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations (1)	$2,000,000	100%	$2,000,000	$214.00

(1) The deferred compensation obligations to which this Registration Statement relates arise under the Talk America Executive Nonqualified Savings Plan (the “Plan”) and are unsecured obligations of Talk America Holdings, Inc. and designated affiliates to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

               (2) Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) prospectus

Item 1. Plan Information

    The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

    Talk America Holdings, Inc. (the “Registrant”) shall furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated). Requests should be directed to:

Aloysius T. Lawn, IV
Executive Vice President - General Counsel and Secretary
Talk America Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938
(215) 862-1500

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference to this Registration Statement:

(i)             The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005, as amended and filed with the SEC on March 30, 2005;

(ii)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005 filed with the Commission on November 9, 2005, for the quarter ended June 30, 2005, filed with the Commission on August 9, 2005 and for the quarter ended March 31, 2005, filed with the Commission on May 9, 2005; and

(iii)
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2006, December 29, 2005, October 20, 2005, July 15, 2005 (as amended by the Registrant’s current report on Form 8 K/A filed on August 3, 2005), June 9, 2005, June 1, 2005, May 25, 2005, May 24, 2005, April 26, 2005, March 1, 2005, February 23, 2005, January 14, 2005 and January 3, 2005.

The Registrant is not incorporating by reference any Form 8-K through which it furnished, rather than filed, information with the Commission.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered pursuant to this Registration Statement have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The following description of the deferred compensation obligations of the Registrant under the Plan is qualified by reference to the Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The deferred compensation obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the Compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. The Registrant has several subsidiaries. The right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of any such subsidiary upon its liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary.

Under the Plan, Eligible Employees will have the opportunity to elect to defer a portion of the Compensation to be received from the Registrant or the Company. Eligible Employees are permitted to defer between 1% and 15% of their Compensation (after required payroll withholdings and deductions), but may not defer in excess of the applicable dollar amount contained in Section 402(g)(1)(B) of the Internal Revenue Code of 1986 (the “Code”). Compensation of a Participant which exceeds the annual compensation limit under Code Section 401(a)(17) for a Plan Year is not considered for deferral purposes; nonetheless, Participants who have attained age 50 before the close of a Plan Year are eligible to make additional catch-up deferrals subject to the limitations of Code Section 414(v)(2)(B)(i) and (C). Participants are fully and immediately vested in their own deferrals.

Participants’ deferrals may be matched in an amount equal to $.25 for each $1.00 of Compensation deferred by a Participant, up to a maximum of 4% of the Participant’s Compensation. Any Matching Contribution will be made in the sole and absolute discretion of the Company, and to such Participants or group(s) or category(ies) of Participants as shall be determined in the sole discretion of the Administrator. Participants will vest in any Matching Contributions pursuant to the following schedule:

Years of Service to the Company	Vested Percentage
1	33%
2	66%
3	100%

If a Participant terminates employment due to retirement (as determined pursuant to the terms of the Talk America, Inc. 401(k) Plan), Disability or death, the Participant will be fully vested in any Matching Contributions.

For each Plan Year, the maximum amount that can be deferred and contributed on a Participant’s behalf may not exceed the limit stated in Code Section 415(c)(1)(A), as adjusted.

Deemed earnings and losses are credited or debited, as the case may be, to Participants’ Accounts. The deemed rate of return to be credited or debited, as the case may be, is based on the investment options made available by the Administrator and elected by the Participant. Participants may direct the manner in which their deferrals are deemed invested from among these investment options, and may change their investment directions from time to time in accordance with procedures established by the Administrator.

Participant deferrals are credited, at the election of the Participant, to either the Fixed Distribution Account or to one of up to five Flexible Distribution Accounts. Any Matching Contribution will be allocated to a Participant’s Fixed Distribution Account. Amounts credited to the Fixed Distribution Account will be paid in a lump sum, unless the Participant makes a timely election to receive distributions in up to 15 annual installments. Amounts credited to a Flexible Distribution Account will be paid in a lump sum or in up to 15 annual installments, with payments commencing no earlier than 2 years after the date such Account was established. Distributions are made or will commence by the last day of January of the Plan Year following the payment date specified by the Participant. Elections as to timing and form of distribution apply to all amounts credited to the specific Account.

Participants may change their elections regarding the time and form of distribution (a “Subsequent Election”), provided that any Subsequent Election may not accelerate any distribution. A Subsequent Election may delay distributions or change the form of payment only if (i) the new election is not made less than 12 months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made), and (ii) the Subsequent Election delays payment for at least 5 years from the date that original payment would otherwise have been made.

If a Participant’s employment terminates or the Participant dies or becomes Disabled, distribution of the Participant’s Account(s) shall be made as elected by the Participant in the Enrollment Agreement or in a Subsequent Election. However, the Account(s) of a Participant who is also a “Key Employee” will not be distributed prior to the date that is 6 months from the date of his or her termination of service.

Certain accelerated distributions are permitted in the event of an Unforeseeable Emergency, to fulfill a domestic relations order, or to pay any amount included in income by the Participant as a result of the Plan failing to meet the requirements of Code Section 409A. If there is a Change of Control, the Company reserves the right, subject to any limitations imposed by Code Section 409A and regulations thereunder, within the 30 days preceding or the 12 months following a Change of Control, to terminate the Plan and distribute a Participant’s entire Account. Notwithstanding any deferral election in effect, the Administrator will cash out the benefit of a Participant who terminates employment, becomes Disabled, or dies prior to the date on which an Account is scheduled to be distributed, if the aggregate value of the Participant’s Account(s) does not exceed $10,000.

Whether or not the Registrant is a Participant’s employer, all Compensation deferred under the Plan will continue for all purposes to be a part of the general funds of the Registrant and the Participant’s Account(s) will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Registrant’s deferred compensation obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to his or her Account(s). Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Other than as expressly provided under the terms of the Plan, the right of a Participant in or to an Account, benefit or payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

The Company, without the consent of Participants, may amend, suspend, discontinue or modify the Plan at any time, except that no such action shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Account(s) as of the effective date of such action. The Company reserves the right at any time, or from time to time, to terminate the Plan. The Plan is intended to comply with the requirements of Code Section 409A, the American Jobs Creation Act of 2004 and the regulations to be issued thereunder (“AJCA”). Notwithstanding any provision of the Plan to the contrary, the Administrator reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve compliance with Code Section 409A and AJCA.

The Registrant or the Company will settle a Participant’s Account(s) and discharge all obligations under the Plan in cash. In connection with the Plan, the Registrant may establish a rabbi trust (the “Trust”) for the purpose of setting aside assets for the payment of benefits under the Plan. The Registrant and the Company are obligated to pay all benefits from its general assets to the extent that such benefits are not paid by the Trust, and the establishment of the Trust shall not reduce or otherwise affect the Registrant’s continuing liability to pay benefits from such assets, except that the Registrant’s liability shall be offset by actual benefit payments made from the Trust.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

A Delaware corporation may indemnify any person in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that, a court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

A Delaware corporation must indemnify any present or former director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

A Delaware corporation may pay for the expenses (including attorneys’ fees) incurred by an officer or director in defending any such action, suit or proceeding in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

Article VI of the Bylaws of the Registrant provides for indemnification of its directors and executive officers to the maximum extent permitted by the DGCL. Additionally, the Registrant has entered into indemnification agreements with certain of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by the Bylaws by providing for indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Registrant’s Certificate of Incorporation eliminates the liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in such capacity, or arising out of their status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1     Talk America Executive Nonqualified Savings Plan.

5.1      Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

5.2      Opinion of Pepper Hamilton LLP as to compliance of the Plan with ERISA.

23.1     Consent of PricewaterhouseCoopers LLP regarding the financial statements of the Registrant.

23.2     Consent of PricewaterhouseCoopers, LLP regarding the financial statements of LDMI Telecommunications, Inc.

23.3     Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

24.1     Power of Attorney (contained in the signature pages hereto).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Solebury, State of Pennsylvania, on January 23, 2006.

                TALK AMERICA HOLDINGS, INC.

                By:          /s/ Edward B. Meyercord, III
                Edward B. Meyercord, III
                Chief Executive Officer, President and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Edward B. Meyercord, III and Aloysius T. Lawn, IV his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Edward B. Meyercord, III Edward B. Meyercord, III	Chief Executive Officer, President and Director (Principal Executive Officer)	January 23, 2006
/s/ David G. Zahka David G. Zahka	Chief Financial Officer (Principal Financial Officer)	January 23, 2006
/s/ Thomas M. Walsh Thomas M. Walsh	Senior Vice President - Finance and Treasurer (Principal Accounting Officer)	January 23, 2006
/s/ Gabriel Battista Gabriel Battista	Director	January 23, 2006
/s/ Mark S. Fowler Mark S. Fowler	Director	January 23, 2006
/s/ Ronald R. Thoma Ronald R. Thoma	Director	January 23, 2006
/s/ Robert Korzeniewski Robert Korzeniewski	Director	January 23, 2006

EXHIBIT INDEX

Exhibit             Exhibit
Number             Description

Exhibit 4.1   Talk America Executive Nonqualified Savings Plan.

Exhibit 5.1         Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

Exhibit 5.2         Opinion of Pepper Hamilton LLP as to compliance of the Plan with ERISA.

Exhibit 23.1         Consent of PricewaterhouseCoopers LLP regarding the financial statements of the Registrant.

Exhibit 23.2         Consent of PricewaterhouseCoopers, LLP regarding the financial statements of LDMI Telecommunications, Inc.

Exhibit 23.3                         Consent of Pepper Hamilton LLP (contained in Exhibit 5.1).

Exhibit 24.1                          Power of Attorney (contained in the signature pages hereto).